Exhibit 99.1

PURPLE INNOVATION, INC. 2023 SHORT-TERM CASH INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc., for itself and its subsidiaries (collectively “Company”), has adopted this Purple Innovation, Inc. 2023 Short-Term Cash Incentive Plan (the “Plan”) as of April 13. 2023.

1. Purpose of Plan.

The purposes of the Plan are to provide clear focus on the Company’s annual strategic objectives, to align compensation with the Company’s financial performance, and to retain the talent needed to drive success.

2. Definitions.

(a) “Annual Base Salary” with respect to the Plan Year (defined below) shall mean the amount of annualized salary paid by the Company to a Participant (defined below) as of May 1, 2023 of the Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Internal Revenue Code (the “Code”) or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a Participant under the Plan, equity awards granted under the Purple Innovation, Inc. 2017 Equity Incentive Plan or any other incentive plan, any extraordinary remuneration, expense allowance, imputed income or any other amounts deemed to be indirect compensation, and any contributions made by the Company to this Plan or any other plan or any other amounts which, in the discretion of the Board, are not considered to be Annual Base Salary for purposes of the Plan.

(b) “Bonus Amount” is the amount of cash payable to a Participant under the Plan, if any, and it is the product of (i) the Bonus Percentage (defined below) multiplied by (ii) the product of (A) each Participant’s Annual Base Salary multiplied by (B) that Participant’s Participation Percentage (defined below).

(c) “Bonus Percentage” is a single percentage that is the combined weighted percentages, if any, resulting from the level of achievement by the Company of the Adjusted EBITDA Target and Net Revenue Target (each defined herein). These financial targets are equally weighted 50/50 each if both targets are achieved. The Bonus Percentage will be 0% unless at least the minimum target level of the Adjusted EBITDA Target is achieved. As explained further below in the definitions of these two targets, if both targets are achieved, and no more, the weighted Bonus Percentage will be 100%; if only the minimum of both targets is attained, and no more, the weighted Bonus Percentage will be 50%; and if the maximum of both targets are attained, or more, the weighted Bonus Percentage will be 200%. In no event will the Bonus Percentage be greater than 200%. Notwithstanding the foregoing, the Bonus Percentage will be limited as necessary to prevent the Company from falling below certain Post Bonus Adjusted EBITDA Minimums (defined below), depending on the level of adjusted EBITDA attained, to assure there are sufficient earnings to fund the payout pool. The Bonus Percentage calculation is dependent on the following inputs subject to being limited as a result of the Post Bonus Adjusted EBITDA Minimums.

(i) “Adjusted EBITDA Target” is the amount of targeted pre-Bonus Amount payment adjusted EBITDA of the Company for the Plan Year as set forth on a schedule approved by the Board. At target, 100% of the 50% weighted Bonus Percentage is attained if the Net Revenue Target is also achieved. Adjusted EBITDA of 77% of target to 240% of target will result in 50% to 200% of the weighted Bonus Percentage to be attained, per the schedule approved by the Board. Notwithstanding the foregoing, the portion of the Bonus Percentage derived from achieving the Adjusted EBITDA Target will be limited as necessary to prevent the Company from falling below certain Post Bonus Adjusted EBITDA Minimums upon payment of the Bonus Amounts. Generally, achievement of this financial target is determined by the amount of actual adjusted EBITDA of the Company reported in the Company’s Form 10-K and earnings release for the Plan Year; provided, however, the Board may determine in its sole discretion to impose additional or eliminate certain adjustments in the calculation of adjusted EBITDA to be used under the Plan to achieve its purpose stated herein.

(ii) “Net Revenue Target” is the amount of targeted net revenue of the Company for the Plan Year as set forth on a schedule approved by the Board. At target, 100% of the 50% weighted Bonus Percentage is attained if the Adjusted EBITDA Target is also achieved. Net revenue of 90% of target to 125% of target will result in 50% to 200% of the 50% weighted Bonus Percentage to be attained, per the schedule approved by the Board. Notwithstanding the foregoing, the portion of the Bonus Percentage derived from achieving the Net Revenue Target will be limited as necessary to prevent the Company from falling below certain Post Bonus Adjusted EBITDA Minimums upon payment of the Bonus Amounts. Achievement of this financial target is determined by the amount of actual net revenue and adjusted EBITDA of the Company reported in the Company’s Form 10-K and earnings release for the Plan Year; provided, however, the Board may determine in its sole discretion to impose additional or eliminate certain adjustments in the calculation of adjusted EBITDA to be used under the Plan to achieve its purpose stated herein.

(d) “Participant” is the executive officer or other employee determined by the Board to be entitled to participate in the Plan and has the title of Senior Director, Vice President or Senior Vice President and C-Suite Executive, other than the Chief Executive Officer except as may be set forth in an employment agreement, at the time this Plan is approved by the Board.

(e) “Participation Percentage” is the percentage set forth in the participation letter issued by the Company to each Participant determined to be eligible to participate in the Plan.

(f) “Payment Date” shall mean the date Bonus Amounts are paid under the Plan which shall occur as soon as practical following the filing of the Company’s audited financial results in Form 10-K and/or earnings release in Form 8-K for the Plan Year.

(g) “Plan Year” shall mean calendar year 2023 (January 1, 2023 – December 31, 2023). (If the Plan is extended to apply to subsequent years it shall mean the Company’s fiscal year if then different from the calendar year.)

(h) “Post Bonus Adjusted EBITDA Minimums” used in calculating the Bonus Percentage are minimum limits of adjusted EBITDA that must remain following payout of all Bonus Amounts which ensure that regardless of the inputs into the Bonus Percentage there are sufficient earnings to fund the payout. The adjusted EBITDA minimum amounts at any level of adjusted EBITDA achievement is determined by the Board. If the Bonus Percentage attained by its inputs results in Bonus Amounts that together equal or fall below the maximum eligible payout that does not result in less than the minimum limit of adjusted EBITDA, there is no adjustment. There is an adjustment only if the total payout without the adjustment would be above the maximum eligible payout as a result of the total amount causing there to be less than the minimum limit of adjusted EBITDA. Consequently, achieving certain relatively higher percentages of the Net Revenue Target than the achieved percentage of the Adjusted EBITDA Target will result in the Bonus Percentage and resulting Bonus Amounts that are paid out being limited to the maximum eligible bonus payout possible without falling below the adjusted EBITDA minimum determined by the Board at the achieved level of the Adjusted EBITDA Target.

3. Administration of the Plan.

The Plan is authorized by the Board and shall be administered by the Company under the oversight of the Human Capital & Compensation Committee (“Committee”). All awards made under the Plan shall be approved by the Board. No member of the Board, while serving as such, shall be eligible for participation in the Plan as a director but shall be eligible as an employee if also employed by the Company. The Board shall have exclusive and final authority in all determinations and decisions affecting the Plan and its Participants. The Board shall also have sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible Participants; (ii) determining the Participation Percentage of each Participant; (iii) making any adjustments to the calculated adjusted EBITDA results for the Plan Year to be used for determining achievement of the Adjusted EBITDA Target; and (iv) and other material terms of the Plan or actions needed to achieve the Plan’s stated purpose.

4. Participation.

The Board may from time to time designate when a Participant ceases to participate in the Plan or return to participation in the Plan. Cash awards for new Participants during the Plan Year shall be prorated for employees who are hired during the Plan Year and begin service before the fourth quarter of the Plan Year, to be approved by the Committee at the time of hiring.

5. Performance Gate Trigger.

For the Plan to activate, the Company must achieve the annual 2023 minimum target level of the Adjusted EBITDA Target set forth by the Board on its schedule. If that minimum target level is not met, no Bonus Amounts will be paid to any of the Participants under the Plan. This does not preclude management from making individual discretionary bonuses to any person regardless of whether the person is selected to be a Participant under this Plan, subject to any needed Board approval.

6. Right to Payment.

Unless otherwise determined by the Board, in its sole discretion, a Participant shall have no right to receive payment of a Bonus Amount under the Plan unless the Participant remains in the employ of the Company through and including the Payment Date and remains in good standing with the Company during the Plan Year. No Participant shall have a right to more than the Bonus Amount approved by the Board.

7. Payment.

Subject to the other provisions of the Plan, payment to a Participant of a Bonus Amount will be made in cash on the Payment Date.

8. Miscellaneous Provisions.

(a) A Participant’s rights and interests under the Plan are personal to the Participant and may not be sold, assigned, pledged, or otherwise transferred or encumbered in any manner, without the express approval of or exceptions allowed by the Committee in its discretion.

(b) No award will be earned on a pro rata basis for a termination (including for voluntary or involuntary separation, retirement, death, or disability) of employment occurring during the Plan Year or before the Payment Date, except as expressly set forth in a written commitment from the Company.

(c) Neither the Plan nor any action taken under the Plan shall be construed as giving any Participant any right to continued employment with the Company either before or after the Payment Date.

(d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold income or other taxes incurred because of payments made under the Plan.

(e) The Board may at any time, and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part prior to any payment under the Plan. Notwithstanding the foregoing, no such action may be taken that affects adversely any of the rights of a Participant, without such Participant’s consent, to an award that has been paid under the Plan.

(f) The Company has the right to recoup or “clawback” awards paid under this Plan in accordance with the Company’s Clawback Policy in effect at the time and to make an award subject to policies and guidelines.

(g) The Plan shall apply only to the 2023 calendar year and shall not continue thereafter for subsequent years or from year to year, except as hereafter may be determined by the Board.

(h) In the absence of a written employment contract, the relationship between Participants and the Company is one of at-will employment. The Plan does not alter this relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan Participant.

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